Exhibit 99.j
                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 1, 2002 relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Reports to Shareholders of NY Tax Free Money Fund, Treasury Money Fund, Tax Free Money Fund, Cash Management Fund (constituting parts of the BT Investment Funds) and Treasury Money Portfolio and Cash Management Portfolio, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.



PricewaterhouseCoopers LLP
BALTIMORE, MARYLAND
April 26, 2002